Exhibit 5.1

April 3, 2025

Safety Shot, Inc.

1061 E. Indiantown Road, Suite 110

Jupiter, FL 33477

Re: Common Stock registered under Registration Statement on Form S-1

Ladies and Gentlemen:

Safety Shot, Inc., a Delaware corporation (the “Company”), has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Securities Act”), by the selling stockholders named in the prospectus (“Prospectus”) contained in the Registration Statement 23,885,404 shares of our common stock, par value $0.001, by the Selling Stockholders (such shares, the “Shares”), including (i) up to 16,624,875 shares of common stock underlying (A) the secured convertible note in the principal amount of $1.75 million maturing on December 31, 2026 (the “Secured Convertible Bigger Note”) and (B) the convertible note in the principal amount of $3.5 million maturing June 30, 2025 (the “Convertible Bigger Note,” and, together with the Secured Convertible Bigger Note, the “Bigger Notes”) pursuant to that certain Settlement Agreement dated January 20, 2025 between the Company and Bigger Capital LLC (the “Bigger Settlement Agreement”); (ii) up to 5,332,889 shares of common stock issuable upon the exercise of common stock purchase warrants to purchase shares of common stock of the Company at an exercise price of $0.4348 per share (the “Bigger Warrants”); (iii) 1,927,640 shares of common stock issued to Intracoastal Capital, LLC (“Intracoastal Capital”) pursuant to that certain Settlement Agreement between the Company and Intracoastal Capital dated January 14, 2025 (the “Intracoastal Settlement Agreement”). Capitalized terms used herein but not otherwise defined have the meanings set forth in the Registration Statement.

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional qualifications set forth below, we advise you that, in our opinion, the Shares, when issued (i) upon conversion of the Biggar Notes, (ii) pursuant to the terms of the Biggar Settlement Agreement, (iii) upon exercise of the Biggar Warrants, (iv) pursuant to the terms of the Intracoastal Settlement Agreement, and (v) upon the Company’s receipt of payment for the Shares, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Delaware; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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